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                                MAPLES and CALDER
                               CAYMAN EUROPE ASIA


Scottish Re Group Limited
PO Box HM 2939,
Crown House, Third Floor,
4 Par-la-Ville Road,
Hamilton HM08,
Bermuda



                                                               17 December, 2003


Dear Sirs

RE: SCOTTISH RE GROUP LIMITED (THE "COMPANY") - SUPPLEMENTAL LISTING APPLICATION

We have acted as counsel as to Cayman Islands law to the Company in connection with the Company's application for listing on the New York Stock Exchange, Inc. of 5,000,000 Hybrid Capital Units and an additional 750,000 Hybrid Capital Units relating to the underwriters' over-allotment option (collectively, the "EQUITY UNITS"). Each Equity Unit consists of a forward purchase contract of the Company (a "PURCHASE CONTRACT"), under which the Equity Unit holder is obligated to purchase ordinary shares of the Company ("ORDINARY SHARES"), and convertible preferred shares issued by the Company (the "PREFERRED SHARES").

1 DOCUMENTS REVIEWED

We have reviewed such documents as we deem necessary to give this opinion, including originals, copies, drafts or conformed copies of the following documents:

1.1 the Certificate of Incorporation on Change of Name of the Company dated 29 August, 2003 and the Memorandum and Articles of Association of the Company as adopted on 12 November 1998 as amended by special resolutions passed on 14 December 2001 and 2 May 2002;

1.2 the minutes of the meeting of the Board of Directors of the Company held on 26 November, 2003 and on 11 December, 2003, and the minutes of the meeting of the Finance and Investment Committee dated 11 December, 2003, and the corporate records of the Company maintained at its registered office in the Cayman Islands;


         PO Box 309GT, Ugland House, South Church Street, George Town,
                          Grand Cayman, Cayman Islands
              Telephone: (345) 949 8066 Facsimile: (345) 949 8080
                        Email: info@maplesandcalder.com
                             www.maplesandcalder.com

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MAPLES and CALDER
CAYMAN EUROPE ASIA

1.3 the Company's registration statement on Form F-3 (No. 333-104545), as filed with the Securities and Exchange Commission (the "SEC"), and amendments thereto (the "REGISTRATION STATEMENT");

1.4 the prospectus dated 24 April, 2003 of the Company and the prospectus supplement dated 11 December, 2003 of the Company for the registrations under the Securities Act 1933, as amended, of the Equity Units (together, the "PROSPECTUS");

1.5 a Certificate of Good Standing issued by the Registrar of Companies (the "CERTIFICATE OF GOOD STANDING"); and

1.6 a certificate from a Director of the Company a copy of which is annexed hereto (the "DIRECTOR'S CERTIFICATE").

2 ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1 the Registration Statement filed by the Company to effect the registration of the Equity Units under the Securities Act of 1933, as amended, has been declared effective by the Securities and Exchange Commission;

2.2 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.3  all signatures, initials and seals are genuine;

2.4 the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the documents mentioned in the Registration Statement;

2.5 no exceptional circumstances exist which give rise to the lifting of the corporate veil;

2.6 no invitation to subscribe for the Ordinary Shares or the Preferred Shares has been made to the public of the Cayman Islands;

2.7 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or the federal laws of the United States of America.

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MAPLES and CALDER
CAYMAN EUROPE ASIA


3 OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2 The issue of the Ordinary Shares under the Purchase Contracts and the Preferred Shares is duly authorized and, when the Ordinary Shares and Preferred Shares are issued and delivered in accordance with the Memorandum and Articles of Association of the Company, the Underwriting Agreement and, in the case of the Ordinary Shares, the Purchase Contract against payment of the consideration therefor as provided therein and having a value not less than par value in respect of the Ordinary Shares and the Preferred Shares (as the case may be), the Ordinary Shares and the Preferred Shares will be duly authorized and validly issued, fully paid and non-assessable.

3.3 Under the laws of the Cayman Islands, the liability of a holder of an Ordinary Share and/or a Preferred Share will be limited to the amount, if any, unpaid on any such Ordinary Share or Preferred Share and a holder of an Ordinary Share and/or a Preferred Share will have no personal liability for the debts or obligations of the Company solely by reason of holding such shares.

We express no view as to the commercial terms of the documents mentioned in the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to the representations which may be made by the Company.

This opinion is given as of 17 December, 2003 and may not be relied upon as of any later date. This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER